Exhibit 10.2

AGBA GROUP HOLDING LIMITED

2024 EQUITY INCENTIVE PLAN

AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of ___________, 2024 [insert date on which Company awards the Awarded Shares] (the “Grant Date”), by and between AGBA Group Holding Limited, a British Virgin Islands business company (the “Company”), and ___________________ (the “Grantee”).

WITNESSETH:

WHEREAS, the Company has adopted and maintains the AGBA Group Holding Limited Share Award Scheme effective [____], 2024 (the “Scheme”), and

WHEREAS, the Board or the Remuneration Committee of the Board (the “Committee”) has authorized the award to the Grantee of Awarded Shares under the Scheme, on the terms and conditions set forth in the Scheme and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Grantee hereby agree as follows:

1. Scheme. This Award is made pursuant to the terms of the Scheme which are incorporated herein by reference. Terms used in this Agreement which are defined in the Scheme shall have the same meanings as set forth in the Scheme.

2. Award of Awarded Shares. The Company hereby grants to the Grantee [insert # of shares] ordinary shares of the Company (referred to herein as the “Awarded Shares” or “Restricted Stock”). All such Awarded Shares shall be subject to the restrictions and forfeiture provisions contained in Sections 3, 4 and 5, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.

3. Vesting. Except as provided below and subject to the Grantee’s continued service with the Company for the applicable vesting period, the shares of Awarded Shares shall vest, no longer be subject to restrictions and become transferable pursuant to the terms of the Scheme and Articles pursuant to the following schedule (the “Vesting Schedule”), subject to consideration received by the Company [insert # amount]/[the nominal amount equivalent to the aggregate par value of the Shares to be issued by the Company]:

[Insert Vesting Schedule]1

Date	Grant Date	Years of Service	Performance	Number of Shares to be Vested

The Awarded Shares shall not be transferable unless and until (and solely to the extent) the Grantee satisfies the vesting requirements contained herein. To the extent the above vesting requirements are not satisfied, the nonvested Awarded Shares shall be forfeited by the Awardee.

[1]	Company to amend.

4. Termination of Service. In the event of the Grantee’s Termination of Service with the Group, as applicable, for any reason prior to vesting of the Awarded Shares, the terms of Section 5 of the Scheme shall control.

5. Change of Control. Notwithstanding the vesting requirements contained in Section 3, upon a Change of Control, the Board shall have the discretion to decide whether the Awarded Shares shall vest or lapse on the date when such change of control event becomes or is declared unconditional pursuant to Section 6.1 of the Scheme.

6. Voting. The Grantee shall have the voting rights of a shareholder of Shares with respect to the shares of Restricted Stock that have vested.

7. Regulation by the Committee. This Agreement and the Awarded Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Scheme or under this Agreement, shall be conclusive and binding upon the Grantee.

8. Withholding. The Group shall be entitled to deduct and withhold the minimum amount necessary in connection with the Grantee’s shares of this Restricted Stock Award to satisfy its withholding obligations under any and all applicable national, federal, state and/or local tax rules or regulations.

9. Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Grantee’s rights or entitlements with respect to the Restricted Stock shall be effective without the prior written consent of the Grantee.

10. Grantee Acknowledgment. Grantee acknowledges and agrees that the vesting of Awarded Shares pursuant to this Agreement is earned pursuant to the Vesting Schedule. Grantee further acknowledges and agrees that nothing in this Agreement, nor in the Scheme shall confer upon the Grantee any right to continue in the service of the Company, nor shall it interfere in any way with Grantee’s right or the Company’s right to terminate Grantee’s service at any time, with or without Cause. Grantee acknowledges receipt of a copy of the Scheme and represents that he or she is familiar with the terms and provisions thereof. Grantee has reviewed the Scheme and this Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award and fully understands all provisions of the Award. By executing this Agreement, the Grantee hereby agrees to be bound by all of the terms of both the Scheme and this Agreement. “Cause” shall mean (i) for a Grantee who is a party to an employment or service agreement with the Group which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Grantee who is not a party to such an agreement, “Cause” shall mean termination by the Group of the employment (or other service relationship) of the Grantee by reason of the Grantee’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Grantee’s duties, (C) involvement in a transaction which is materially adverse to the Group, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Group, or (G) material breach of any provision of the Scheme or the Grantee’s Agreement or any other written agreement between the Grantee and the Group, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

AGBA GROUP HOLDING LIMITED

By:
Its:		Date

, Grantee